Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

as of March 31, 2009

internet.com Canada Corporation (a Nova Scotia Unlimited Liability Company)

Japan.internet.com K.K. (a Japan Corporation)

Jupitermedia GmbH (a Germany Limited Liability Company)

Mediabistro.com Inc. (a Delaware Corporation)

Sitch AB (a Sweden Corporation)